January 31, 2007

Mr. Gary G. Brandt
43 Riverside Crescent
Toronto, Ontario, Canada M6S 1B5

RE: Chief Executive Officer Role

Dear Gary:

Confirming our recent discussions regarding Solomon Technologies, Inc. (“Solomon” or the “Company”), the Company is pleased to offer you the position of Chief Executive Officer. In this capacity you will have full and complete responsibility for all of the Company’s operations and will report directly to the Board of Directors of the Company. You will be required to devote your full business time to the business affairs of the Company.

Our offer of employment to you consists of the following:

Base Salary:
$190,000 per annum paid biweekly in arrears. Additionally, you will receive 110,000 restricted shares of the Company’s stock as prepaid salary and sign on bonus vesting over three (3) years in amounts equal to 50%, 30% and 20% of the total shares on the first, second and third anniversaries of your employment, respectively. If you are terminated by the Company without “cause” as defined in this letter, 50% of such shares shall vest upon termination if the termination occurs before your family relocates as layer defined, and all shares shall vest if the termination occurs after the relocation of your family.

If the Company undergoes a “change of control”, as defined in this letter, all of your unvested

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Mr. Gary G. Brandt
January 31, 2007

restricted shares shall become immediately vested.

Notwithstanding the foregoing, if after your first year of employment with the Company you should cease to be an employee of the Company as a result of your death, any unvested restricted stock shall become fully vested to your estate.

Vacation:	Four (4) weeks per year.

Stock Options:
Stock options or equivalent for 750,000 common shares, with a strike price equal to the closing price of the Company’s common stock on a day that is no later than one business day prior to your first day of employment and having a term of ten (10) years, of which 500,000 (the “Initial Options”) shall vest in equal installments over three (3) years upon each anniversary of your employment and 250,000 (the “Performance Options” and, together with the Initial Options, the “Options”) shall vest only upon the achievement of the 2007 Performance Goals (as defined below). Should your employment voluntarily or involuntary terminate without “cause”, the vested Options shall be exercisable to the extent prescribed in the Company’s 2003 Stock Option Plan (the “Plan”) and the Option Agreement (as defined below).

Upon your termination for “cause”, as defined herein, all vested and unvested Options will be forfeited. In the event you are terminated without “cause”, you shall immediately vest in one half of any Initial Options that were to vest within twelve (12) months of your termination date and any unvested Performance Options shall be forfeited; provided, however, that if you are terminated without cause after December 31, 2007 the Performance Options will continue in effect through the completion of the audit of the Company’s 2007 year-end financial statements, whereupon they will vest if the 2007 Performance

Mr. Gary G. Brandt
January 31, 2007

Goals have been met and expire if the 2007 Performance Goals have not been met.

If the Company undergoes a “change of control”, which for the purposes of this letter agreement shall mean a sale of all the outstanding common shares to an unrelated third party or a sale of all or substantially all of the assets of the Company, all of your unvested Initial Options shall become immediately vested in accordance with the provisions of the Plan and the Option Agreement and any unvested Performance Options shall be forfeited; provided, however, that if such change of control occurs after December 31, 2007 the Performance Options will continue in effect through the completion of the audit of the Company’s 2007 year-end financial statements, whereupon they will vest if the 2007 Performance Goals have been met and expire if the 2007 Performance Goals have not been met.

The Options will be issued to you as soon as practicable after execution of this letter agreement pursuant to a separate agreement (the “Option Agreement”).

Notwithstanding the foregoing, if after your first year of employment with the Company you should cease to be an employee of the Company as a result of your death, any unvested Initial Options shall be become fully vested to your estate and, if your death occurs prior to the completion of the audit of the Company’s 2007 year-end financial statements, the Performance Options will vest if the 2007 Performance Goals have been met and expire if the 2007 Performance Goals have not been met.

Benefits:	Standard benefits offered to all other employees.

The Company agrees to reimburse employee for costs of medical insurance for employee’s family during such time that employee’s family is located in Toronto, Canada, but in no event shall such

Mr. Gary G. Brandt
January 31, 2007

reimbursement exceed $1,000 per month, or extend beyond August 30, 2007

Bonus:
Bonus for the year ending December 31, 2007 of $100,000 to be paid on or before March 30, 2008. The bonus will be earned and the Performance Options shall vest upon completion of the audit of the Company’s 2007 year-end financial statements if the Company has achieved the following goals (the “2007 Performance Goals”): (i) annualized sales of $25 million by the end of 2007 calculated by taking the cumulative monthly sales for the fourth quarter of 2007 and multiplying by four (4), and (ii) breakeven annualized cash flow by the end of 2007 calculated by adding together the monthly cash flows for the last two (2) months of the year. For years after 2007 you shall be entitled to earn bonuses of at least $100,000 per year, subject to the attainment of such performance goals as may be mutually determined by the Company and you.

Car Allowance:	A monthly, non-accountable car allowance of $500.00 treated as additional compensation.

Relocation:
The Company shall reimburse employee for relocation expenses associated with employee’s move from Toronto to the location of the Company’s headquarters within the United States as such location shall be determined by the Company in its discretion. Such expenses shall in total not exceed $20,000 and any amount taxable to the employee shall be “grossed up” by the Company.

Temporary Living:
The Company shall reimburse the employee for temporary living expenses during such time that employee has not moved to the company’s headquarters with the total amount not exceeding $2,500 per month. Such expense reimbursement shall be unavailable with respect to expenses incurred after August 30, 2007.

You understand that employment with Solomon is offered for no specific or fixed period of time, and that your employment can be terminated by either you or Solomon at any time, for any

Mr. Gary G. Brandt
January 31, 2007

reason or no reason, not specifically prohibited by law. Notwithstanding the foregoing, if the Company terminates your employment without “cause”, as defined herein, the Company agrees to provide a limited severance of three (3) months salary, initially, plus one month of salary for each month you are employed by the Company subsequent to your first four (4) months of employment, up to a total of twelve (12) months of salary, which shall be paid in equal monthly installments in accordance with the Company’s normal payroll practices. No severance will be paid if a termination is for “cause” or if your termination is voluntary. All severance payments of salary shall be made in installments on normally scheduled payroll periods. Your non-compete term, subsequent to termination, shall be equal to the time the Company pays you severance, excluding for “cause” termination.

Should the Company terminate your employment other than for “cause”, you shall, in consideration of the Company’s providing you severance as defined elsewhere in this letter agreement, act as a consultant to the Board of Directors for a period of up to sixty (60) days from your date of termination.

You may terminate your employment with the Company for “good reason” which, for the purposes of this letter agreement, shall mean the occurrence of any of the following events without your written consent: (i) the Company’s failure to make the salary payments required by this letter agreement, provide the employment and relocation benefits required by this letter agreement, provide the stock or stock option grants required by this letter agreement, or make the bonus payments required by this letter agreement, except as otherwise permitted by this letter agreement; or (ii) the relocation of the Company’s office to which you are required to report to a location not (A) within the geographic area bounded to the west by the Mississippi River and to the east, north and south by the borders of the United States or (B) the area of Canada that is within two hundred (200) miles of the United States’ northern border, or (iii) a material change in title and reduction in level of responsibility. To effect a termination by you for “good reason” you must give the Company six (6) months’ prior written notice of your intention to terminate your employment for “good reason”, which notice shall describe in reasonable detail the alleged breach of the Company’s obligations to you. If the Company fails to cure the breach within those six (6) months or negotiate a new arrangement satisfactory to you and the Company, then your employment with the Company shall be terminated for “good reason” and you shall be entitled to all severance provisions provided elsewhere in this letter agreement for termination other than for “cause”, except that you shall receive severance of nine (9) months salary payable in equal monthly installments in accordance with the Company’s normal payroll practices. Notwithstanding the foregoing, nothing in this paragraph shall prohibit the Company from exercising its rights to terminate your employment for “cause” or otherwise, as described in this letter agreement.

For the purposes of this letter agreement, “cause” shall mean gross negligence, gross misconduct, breach of fiduciary duty to the Company or its shareholders, indictment or arrest for any criminal offenses by you, your failure to attempt in good faith to perform any of your responsibilities as an officer of the Company, which failure causes a material adverse effect on the Company, or your material breach of the Company’s then effective insider trading policy, code of ethics or

Mr. Gary G. Brandt
January 31, 2007

other policies applicable to employees and/or executive officers. In the case of your material breach of the Company’s then effective insider trading policy, code of ethics or other applicable policies, the Company shall first give you ten business days’ notice of the grounds constituting cause, describing in reasonable detail the date, place and underlying facts constituting cause. If you do not cure such alleged breach, if such breach is curable, within ten (10) business days following your receipt of such notice, in the discretion of the Company’s Board of Directors you may be terminated for “cause”.

The Company acknowledges that you may retain your Board seat with ePower Synergies, Inc., provided it does not conflict with your responsibilities at the Company.

As a condition of your engagement, you will be required to sign a copy of the Company’s Proprietary Rights and Non Competition Agreement, on your start date with us. A copy of such agreement is attached to this letter. You will also be required to comply with the Company’s insider trading policy, code of ethics and other policies applicable to executive officers and employees as in effect from time to time. Copies of the Company’s current insider trading policy and code of ethics are attached to this letter agreement.

As an executive officer of the Company you will enjoy the indemnification provided by applicable law and by the Company’s certificate of incorporation and by-laws and any Directors and Officer liability insurance as in effect from time to time.

By signing this letter agreement, you (i) represent that (A) you have the right to enter into this letter agreement and the Company’s Proprietary Rights and Non Competition Agreement, and (B) you do not have any obligations to any other person or entity that are in conflict with your obligations under this letter agreement or the Company’s Proprietary Rights and Non Competition Agreement, and (ii) agree (A) that you will not render any services to the Company that will result in a conflict with any prior agreements that you may have or had with third parties, (B) that you will maintain the confidential status of information that is subject to a confidentiality obligation you have with a third party (a “Third Party Confidentiality Obligation”) and will not reveal the same to the Company, and (iii) agree to indemnify and defend the Company and its directors, officers and other Affiliates (as defined in the Company’s Proprietary Rights and Non Competition Agreement) against any and all claims, settlements, penalties, damages, expenses, attorneys’ fees, costs and judgments obtained against, imposed upon or suffered by the Company or any of its directors, officers or other Affiliates by reason of the possession or use by the Company or any of its directors, officers or other Affiliates of any such information, but only if the Company or any such directors, officers or other Affiliates received such information as a result of a breach by you of a Third Party Confidentiality Obligation.

This offer is conditioned on our completing an investigation of your background and checking your references, as required by the Company in it sole discretion. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law provisions.

Mr. Gary G. Brandt
January 31, 2007

We are pleased that you have decided to join Solomon. There are many challenges ahead which together we can translate into a successful venture for all.

Please acknowledge your agreement and acceptance of the terms of this letter agreement by signing where indicated below and returning an original for my files. We are looking forward to your starting with Solomon on February 5, 2007.

Very truly yours,
SOLOMON TECHNOLOGIES, INC.

/s/ Peter W. DeVecchis
Peter W. DeVecchis
President

/s/ Gary G. Brandt
Acknowledged and Agreed
Gary G. Brandt

31 January 2007
Date

Cc:	Gary M. Laskowski, Chairman
Ralph Norton, Esquire